Exhibit 99.1

O-I Reports First Quarter Results

Global Glass Operations Showing Signs of Improved Performance

Perrysburg, Ohio, April 25, 2007 — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter that ended March 31, 2007.

First Quarter Net Sales:

Consolidated net sales for the first quarter of 2007 increased 10.9% to $1.872 billion compared with $1.688 billion for the first quarter of 2006.

•                  Global Glass Container net sales for the first quarter of 2007 were $1.684 billion compared with $1.489 billion for the same quarter last year, a 13% increase.  Favorable foreign currency exchange rates contributed 5% while improved volume, improved product sales mix, and modestly improved prices contributed 8%.  Globally, the Company sold 5.5% more tons of glass quarter over quarter, led by South America and Europe.

•                  Plastics Packaging net sales for the first quarter of 2007 were $188.3 million compared with $199.6 million reported in the same quarter last year.  Modestly higher unit sales of closures and prescription products during the first quarter of 2007 were more than offset by the non-recurrence of $7.9 million of sales from the Company’s former plastics business in Australia and $3.3 million of sales from transition contract manufacturing with the Company’s former blow-molded plastics business in the U.S. during the first quarter of 2006.  In addition, sales were reduced by $6.3 million from lower resin costs passed through to customers.  Excluding these items, Plastics Packaging net sales for the first quarter 2007 were up 3.4% compared with the prior year period.

First Quarter Operating Results:

Net earnings for the first quarter of 2007 increased to $53.2 million.  Last year, the Company reported first quarter net earnings of $24.3 million.  The improved profitability was mainly the result of considerably better glass factory operating performance and the effect of contractual price adjustment formulas for prior year cost inflation.  Profitability was also helped by increased volume and stronger currency exchange rates primarily in Europe and Australia.

First Quarter Earnings per Share:

The Company reported earnings per share of $0.30 (diluted) for the first quarter of 2007 compared with $0.12 per share (diluted) for the first quarter of 2006.  Exclusive of a $0.02 per share after tax loss from the mark to market effect of natural gas hedges, which the Company considers not representative of ongoing operations, the Company earned $0.14 per share (diluted) for the first quarter of 2006.

“I am pleased with the solid progress our global glass team has made with its productivity and cost improvement initiatives,” said Al Stroucken, Chairman and Chief Executive Officer. “We are still early in our margin recovery efforts and we are certain to face challenges along the way, especially in the face of a rapidly changing competitive landscape. However, I believe that we are on the right path to transform our business model and demonstrate improved performance.”

Working Capital, Capital Spending, Cash Flow, and Debt:

During the first quarter of 2007, the Company’s use of cash for working capital was $186.1 million.  This compares favorably to a use of $240.5 million in the first quarter of 2006 ($363.3 million for working capital offset by $122.8 million from the accounts receivable securitization program).

During the first quarter of 2007 the Company reported $41.4 million in capital expenditures and $119.8 million of depreciation and amortization expense.  The Company expects full year capital expenditures for 2007 will not exceed $350 million while depreciation and amortization expense will finish the year between $475 million and $500 million.

Cash utilized in operating activities was $44.1 million in the first quarter of 2007 and $274.4 million in the same quarter of 2006.  Consistent with the seasonal nature of the business, Free Cash Flow (defined as cash provided by operating activities plus collections on receivables arising from securitization less capital spending) was negative $85.5 million in the first quarter of 2007 compared with negative $205.0 million during the same quarter last year. The Company expects Free Cash Flow for the full year to exceed $150 million versus a negative Free Cash Flow of $42.7 million in 2006.

During the first quarter of 2007, total debt increased by $197.2 million to $5.654 billion largely because of the negative Free Cash Flow combined with a $71 million increase in cash.  The quarterly increase in debt also included $18.0 million resulting from changes in foreign currency exchange rates.  As of March 31, 2007 the Company had more than $800 million available under its U.S. secured revolving credit facility.

Asbestos:

New claims filed during the quarter were 5% lower than the first quarter of 2006.  Asbestos-related cash payments to resolve cases and claims in the ordinary course during the first quarter were $41.0 million, equal to the first quarter of 2006.  As of March 31, 2007 the total pending asbestos-related lawsuits and claims remained at approximately 18,000 and the deferred amount payable for previously settled claims was $81.4 million.

Euro Bond Offering:

On March 14th, OI European Group B.V., a wholly owned subsidiary, issued €300 million ($396 million USD) of 6.875%, senior unsecured notes with a maturity of March 31, 2017.  The proceeds will be used to retire $300 million of the Company’s 8.10% senior notes which mature in May 2007 and to reduce borrowings under the U.S. secured revolving credit facility.

Effective Tax Rate:

The effective income tax rate was 37.2% in the first quarter of 2007 as compared to 39.0% in the first quarter of 2006 (exclusive of the mark to market loss on natural gas hedges).  The lower rate was primarily due to changes in the geographic mix of pretax earnings and the continued implementation of the new business model in Europe.  Based upon the current expectations for the mix of earnings for 2007, the Company anticipates that its effective tax rate for the year will be approximately 35%.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Company Profile

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the Company employs more than 28,000 people and has 100 manufacturing facilities in 23 countries.  In 2006, net sales were $7.4 billion.  For more information, visit http://www.o-i.com.

Conference Call

As previously announced, a conference call to discuss the Company’s latest results will be held Thursday, April 26, 2007 at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the Internet at the O-I website (www.o-i.com).  The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m. ET time on April 26th.  Ask for the O-I conference call.  A replay of the call will be available on the Internet at the O-I website (www.o-i.com) for 30 days following the call.

Additional Information

Certain additional information regarding first quarter sales, Segment Operating Profit and EPS comparisons to prior year is available at the O-I website, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:                                                   O-I, Kelley Yoder, 567-336-1388

Copies of O-I news releases are available at the O-I website at http://www.o-i.com; or at http://www.prnnewswire.com.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2007	2006
Revenues:
Net sales	$1,872.3	$1,688.3
Royalties and net technical assistance	5.2	3.9
Equity earnings	4.8	5.5
Interest	3.5	5.0
Other	3.5	10.4
	1,889.3	1,713.1
Costs and expenses:
Manufacturing, shipping, and delivery (a)	1,500.5	1,385.0
Research and development	8.2	7.5
Engineering	10.3	8.7
Selling and administrative	135.4	129.3
Interest	114.9	119.4
Other	16.9	6.5
	1,786.2	1,656.4

Earnings before items below	103.1	56.7

Provision for income taxes	38.4	23.3

Minority share owners’ interests in earnings of subsidiaries	11.5	9.1

Net earnings	$53.2	$24.3

Net earnings	$53.2	$24.3
Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$47.8	$18.9

Basic net earnings per share of common stock	$0.31	$0.12

Weighted average shares outstanding (000s)	152,936	151,679

Diluted net earnings per share of common stock	$0.30	$0.12

Diluted average shares (000s)	156,993	154,005

(a)             Amount for three months ended March 31, 2006 includes a loss of $3.5 million ($3.3 million after tax) from the mark to market effect of natural gas hedge contracts. The aftertax effect of this loss is a decrease in earnings per share of $0.02.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$53.2	$24.3
Non-cash charges (credits):
Depreciation	110.7	116.2
Amortization of intangibles and other deferred items	6.3	7.4
Amortization of finance fees	2.8	4.0
Mark to market effect of natural gas hedge contracts		3.5
Other	24.7	10.9
Change in non-current operating assets	8.1	(14.7)
Asbestos-related payments	(41.0)	(41.0)
Change in non-current liabilities	(22.8)	(21.7)
Change in components of working capital	(186.1)	(363.3)

Cash utilized in operating activities	(44.1)	(274.4)
Cash flows from investing activities:
Additions to property, plant, and equipment	(41.4)	(53.4)
Collections on receivables arising from consolidation of receivables securitization program (a)		122.8
Acquisitions, net of cash acquired	(6.3)
Net cash proceeds from divestitures and asset sales	1.6	3.1
Cash provided by (utilized in) investing activities	(46.1)	72.5
Cash flows from financing activities:
Additions to long-term debt	401.7	126.8
Repayments of long-term debt	(63.3)	(53.6)
Increase (decrease) in short-term loans	(174.2)	98.7
Net payments for hedging activity	(1.6)	(9.1)
Payment of finance fees	(6.3)
Convertible preferred stock dividends	(5.4)	(5.4)
Issuance of common stock and other	6.3	2.8
Cash provided by financing activities	157.2	160.2
Effect of exchange rate fluctuations on cash	4.0	2.8
Increase (decrease) in cash	71.0	(38.9)
Cash at beginning of period	222.7	246.6
Cash at end of period	$293.7	$207.7

(a)             During the fourth quarter of 2005, the Company expanded the capacity of its European accounts receivable securitization program. The terms of this expansion resulted in changing from off-balance sheet to on-balance sheet accounting for the program by consolidating both the trade accounts receivable in the program and the secured indebtedness of the same amount. Cash inflows related to receipts from customers in payment of the accounts receivable consolidated at December 13, 2005 have been classified as investing cash inflows in the accompanying Consolidated Statement of Cash Flows. Certain amounts included in the Consolidated Statement of Cash Flows for the three months ended March 31, 2006 have been reclassified to conform to the 2007 presentation.  These amounts have been reclassified from operating activities to investing activities.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	Dec. 31,	March 31,
	2007	2006	2006
Assets
Current assets:
Cash, including time deposits	$293.7	$222.7	$207.7
Short-term investments, at cost which approximates market	49.8	32.7	57.6
Receivables, less allowances for losses and discounts	1,200.1	1,097.8	1,055.2
Inventories	1,125.0	1,039.0	1,050.0
Prepaid expenses	35.7	40.5	26.3

Total current assets	2,704.3	2,432.7	2,396.8

Investments and other assets:
Equity investments	104.4	108.7	92.4
Repair parts inventories	153.0	143.0	168.0
Prepaid pension	505.9	488.5	989.5
Deposits, receivables, and other assets	482.2	489.4	447.9
Goodwill	2,491.5	2,464.7	2,370.0

Total other assets	3,737.0	3,694.3	4,067.8

Property, plant, and equipment, at cost	6,602.7	6,552.6	6,226.8
Less accumulated depreciation	3,444.6	3,358.9	3,113.8

Net property, plant, and equipment	3,158.1	3,193.7	3,113.0

Total assets	$9,599.4	$9,320.7	$9,577.6

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$550.4	$737.2	$360.7
Current portion of asbestos-related liabilities	149.0	149.0	155.0
Accounts payable	899.7	940.0	817.9
Other liabilities	567.9	539.5	516.3

Total current liabilities	2,167.0	2,365.7	1,849.9

Long-term debt	5,103.4	4,719.4	5,109.3
Deferred taxes	124.0	112.2	186.3
Pension benefits	340.4	335.0	300.2
Nonpension postretirement benefits	289.9	293.1	277.5
Other liabilities	371.4	393.2	386.5
Asbestos-related liabilities	497.7	538.6	534.1
Minority share owners’ interests	216.2	206.8	183.2
Share owners’ equity:
Convertible preferred stock	452.5	452.5	452.5
Common stock	1.7	1.7	1.7
Capital in excess of par value	2,340.1	2,329.5	2,306.1
Treasury stock, at cost	(226.9)	(228.4)	(234.2)
Retained deficit	(1,556.6)	(1,604.4)	(1,536.5)
Accumulated other comprehensive loss	(521.4)	(594.2)	(239.0)

Total share owners’ equity	489.4	356.7	750.6

Total liabilities and share owners’ equity	$9,599.4	$9,320.7	$9,577.6

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2007	2006
Selected Segment Information

Net sales:
Glass Containers	$1,684.0	$1,488.7
Plastics Packaging	188.3	199.6

Consolidated net sales	$1,872.3	$1,688.3

Product Segment Operating Profit (a):
Glass Containers (b)	$216.9	$166.2
Plastics Packaging	30.5	31.7
	247.4	197.9

Other retained items	(32.9)	(23.3)

Segment Operating Profit	214.5	174.6

Mark to market effect of natural gas hedge contracts		(3.5)

Consolidated Operating Profit	214.5	171.1
Interest income	3.5	5.0
Interest expense	(114.9)	(119.4)
Provision for income taxes	(38.4)	(23.3)
Minority share owner’s interests in earnings of subsidiaries	(11.5)	(9.1)

Net earnings	$53.2	$24.3

(a)             Operating Profit consists of consolidated earnings before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents Operating Profit because management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(b)            Excludes a loss of $3.5 million for the three months ended March 31, 2006 from the mark to market effect of natural gas hedge contracts.